UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2015

Ohr Pharmaceutical, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-88480	46-5622433
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

800 Third Avenue, 11th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 682-8452

(Registrant's Telephone Number, Including Area Code)

  Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 5, 2015, Ohr Pharmaceutical, Inc., a Delaware corporation (the “Company”), announced that the Board of Directors of the Company has authorized the restructuring of certain management positions, all of which became effective as of August 7, 2015. Jason S. Slakter, MD, a current director of the Company, has been appointed Chief Executive Officer of the Company succeeding Dr. Irach Taraporewala. Dr. Slakter will remain a director of the Company. Dr. Taraporewala was appointed Chief Technology Officer of the Company and will remain President and a director of the Company.

The Company anticipates entering into an employment agreement with Dr. Slakter. Until such time, Dr. Slakter will be paid $8,333.33 bi-monthly and will be eligible for equity grants under stockholder approved equity compensation plans.

Dr. Slakter, age 57, has been a director of the Company since January 2015. He is a board certified retinal and macular disease specialist, Clinical Professor of Ophthalmology at New York University School of Medicine, and partner at Vitreous-Retina-Macula Consultants of New York. Dr. Slakter is an internationally recognized retinal specialist who has been involved in the design and application of a variety of diagnostic and therapeutic techniques. He has published more than 100 papers and book chapters and an author of the first comprehensive text on the subject of ICG angiography. Dr. Slakter’s chief research interests relate to the management of exudative age-related macular degeneration, retinal vascular disease, and central serous chorioretinopathy. He created and is the director of the Digital Angiography Reading Center, which has become one of the world’s largest image evaluation organizations, serving as a key resource for industry-sponsored studies of new treatments for retinal disorders. He is a member of numerous medical organizations including The American Ophthalmological Society, The Macula Society, The Retina Society, The American Society of Retina Specialists, and the New York Ophthalmological Society. He was the founder and first Editor–in–Chief of Retinal Physician and is on the editorial board of the journal Retina. Dr. Slakter is the recipient of many awards including the American Academy of Ophthalmology Honor Award, the Macula Society’s Richard and Hinda Rosenthal Award for outstanding contribution to the treatment of ocular disease by an individual under the age of 45, the Helen Keller Manhattan League Award, and the Senior Honor Award from the American Academy of Ophthalmology.

In May 2014, the Company acquired certain assets of SKS Ocular, LLC and its affiliates (collectively, “SKS”), which is a related person of Dr. Slakter. In consideration thereof, the Company paid $3.5 million in cash and issued 1,194,862 shares of the Company’s common stock. The Company is also obliged to issue to SKS up to an aggregate of 1,493,577 shares of the Company’s common stock upon reaching certain milestones.

In connection with the acquisition, the Company entered into a Consulting Agreement, dated as of May 27, 2014 (the “Consulting Agreement”), with Dr. Slakter pursuant to which Dr. Slakter agreed to provide expert consulting services to Company in various areas as is mutually agreed by the Company and Dr. Slakter. During fiscal year 2014 and the first nine months of fiscal year 2015 (through the date ending June 30, 2015), the Company paid Dr. Slakter $46,154 and $153,846, respectively. The Consulting Agreement terminated upon Dr. Slakter’s appointment as Chief Executive Officer.

During fiscal year 2014 and the first nine months of fiscal year 2015 (through the date ending June 30, 2015), the Company indirectly paid a total of $289,210 and $87,850, respectively, to Digital Angiography Reading Center, an affiliate of Dr. Slakter, for services rendered to the Company.

The Company also anticipates entering into an amendment to the Employment Agreement, dated January 8, 2014, between the Company and Dr. Taraporewala, as amended by Amendment No. 1 thereto, dated January 6, 2015 (collectively, the “Employment Agreement”). Under such time, the terms of Dr. Taraporewala’s employment with the Company will continue to be governed by the Employment Agreement.

Item 8.01	Other Events.

On August 5, 2015, the Company issued a press release announcing the restructuring of certain management positions described in Item 1.01 of this Current Report on Form 8-K. This press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Press release, dated August 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHR PHARMACEUTICAL, INC
(Registrant)

Date: August 10, 2015	By:	/s/ Sam Backenroth
San Backenroth Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated August 5, 2015.